AMENDMENT NO. 2 TO THE AMENDED AND RESTATED BYLAWS OF GOLDSPRING, INC.

Article II, Section 12 of the Amended and Restated Bylaws of Goldspring, Inc. is hereby amended by deleting it in its entirety and replacing it with the following:

12. Fixing Record Date. For the purpose of determining shareholders entitled to notice of or to vote at any meeting of shareholders or any adjournment thereof, or entitled to receive payment of any dividend, or in order to make a determination of shareholders for any other proper purposes, the Board of Directors may fix in advance a date as the record date for any such determination of shareholders, such date in any case to be not more than one hundred eighty (180) days, and, in case of a meeting of shareholders, not less than ten (10) days, prior to the date on which the particular action requiring such determination of shareholders is to be taken. If no record date is fixed for the determination of shareholders entitled to notice of or to vote at a meeting of shareholders, or shareholders entitled to receive payment of a dividend, the date on which the notice of the meeting is mailed or the date on which the resolutions of the Board of Directors declaring such dividend is adopted, as the case may be, shall be the record date for such determination of shareholders. When a determination of shareholders entitled to vote at any meeting of shareholders has been made as provided in this Section 13, such determination shall apply to any adjournment thereof, except where the Board of Directors fixes a new record date for the adjourned meeting or as required by law.

This Amendment is dated as of this 6th day of October, 2006.